The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated December 2, 2019.

Preliminary Pricing Supplement No. G291
To the Underlying Performance Supplement dated November 14, 2019,

Underlying Supplement dated October 15, 2018,

Product Supplement No. I–G dated October 4, 2017,

Prospectus Supplement dated June 30, 2017 and

Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 December 2, 2019
Financial Products
$ CS Autocallable Notes due December 31, 2026 Linked to the Performance of the Credit Suisse US Balanced 5% ER Index

•	Investors will not receive any interest or dividend payments.
•	The securities are linked to the Credit Suisse US Balanced 5% ER Index (the “Underlying”), which is designed to provide exposure to a hypothetical “balanced” portfolio while targeting a realized daily volatility of 5%. By “balanced” we mean the Underlying’s hypothetical portfolio may, under certain circumstances include both:
•	equity exposure, in the form of large-cap U.S. equities included in the Credit Suisse US Equity Futures Index (“Equity Index”) described in this pricing supplement, the accompanying underlying performance supplement and the accompanying underlying supplement; and
•	fixed income exposure, in the form of U.S. Treasury note futures contracts tracked by the Fixed Income Indices described in this pricing supplement, the accompanying underlying performance supplement and the accompanying underlying supplement.

“Balanced” does not imply any risk adjusted diversified asset class allocation or actual balance among asset classes. See “Selected Risk Considerations—There Are Risks Related to the Underlying” herein and “Selected Risk Considerations” in the accompanying underlying supplement.

•	If a Trigger Event occurs on any Trigger Observation Date, the securities will be automatically redeemed and investors will receive a cash payment for each $1,000 principal amount of securities equal to $1,000 plus the Automatic Redemption Premium applicable to that Trigger Observation Date, as set forth below.
•	If the securities are not automatically redeemed, and the Final Level is greater than the Initial Level, investors will receive the principal amount of their investment plus a return based on the upside performance of the Underlying. If the Final Level is equal to or less than the Initial Level, investors will receive the principal amount of their investment.
•	Senior unsecured obligations of Credit Suisse maturing December 31, 2026. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The offering price for the securities is expected to be determined on or about December 26, 2019 (the “Trade Date”), and the securities are expected to settle on or about December 31, 2019 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying performance supplement, the underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $955 per $1,000 principal amount of securities.

(2) We or any agent (one of which may be our affiliate) may pay varying discounts and commissions of up to $45 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)”in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $930 and $960 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

December     , 2019

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlying:	The securities are linked to the performance of the Credit Suisse US Balanced 5% ER Index. Credit Suisse International (“CSI”), an affiliate of ours, is the “Index Calculation Agent” and the “Index Sponsor.” For more information on the Underlying, see “The Underlying” herein, the accompanying underlying performance supplement and “The Credit Suisse US Balanced 5% ER Index” in the accompanying underlying supplement. The Underlying is identified in the table below, together with its Bloomberg ticker symbol and Initial Level.
Underlying	Ticker	Initial Level
Credit Suisse US Balanced 5% ER Index	CSEAUSB5 <Index>

Automatic Redemption:	If a Trigger Event occurs on any Trigger Observation Date, the securities will be automatically redeemed and you will receive a cash payment for each $1,000 principal amount of securities equal to $1,000 plus the Automatic Redemption Premium applicable to that Trigger Observation Date (the “Automatic Redemption Amount”). Payment will be made in respect of such redemption on the immediately following Automatic Redemption Date, and no further payments on the securities will be made.
Trigger Event:	A Trigger Event will occur if, on any Trigger Observation Date, the closing level of the Underlying on such Trigger Observation Date is equal to or greater than the Trigger Level.
Trigger Observation Dates:	As set forth in the table below. Each Trigger Observation Date is subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Trigger Level:	The Trigger Levels applicable to each Trigger Observation Date are set forth in the table below and will be determined on the Trade Date.
Trigger Observation Date	Trigger Level
December 28, 2020	(Approximately 103.25% of Initial Level)
December 28, 2021	(Approximately 106.50% of Initial Level)
December 27, 2022	(Approximately 109.75% of Initial Level)
December 26, 2023	(Approximately 113.00% of Initial Level)
December 26, 2024	(Approximately 116.25% of Initial Level)
December 26, 2025	(Approximately 119.50% of Initial Level)
Automatic Redemption Dates:	December 31, 2020, December 31, 2021, December 30, 2022, December 29, 2023, December 31, 2024 and December 31, 2025 (to be determined on the Trade Date) or the next business day if such day is not a business day, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Automatic Redemption Premium Rate:	Expected to be 5.00% per annum (to be determined on the Trade Date).
Automatic Redemption Premium:	For each $1,000 principal amount of securities you hold:
• Expected to be $50 (to be determined on the Trade Date) if a Trigger Event occurs on the first Trigger Observation Date
• Expected to be $100 (to be determined on the Trade Date) if a Trigger Event occurs on the second Trigger Observation Date
• Expected to be $150 (to be determined on the Trade Date) if a Trigger Event occurs on the third Trigger Observation Date
• Expected to be $200 (to be determined on the Trade Date) if a Trigger Event occurs on the fourth Trigger Observation Date
• Expected to be $250 (to be determined on the Trade Date) if a Trigger Event occurs on the fifth Trigger Observation Date
• Expected to be $300 (to be determined on the Trade Date) if a Trigger Event occurs on the sixth Trigger Observation Date
Upside Participation Rate:	150%

Redemption Amount:	At maturity, if the securities are not automatically redeemed, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Underlying Return, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Underlying Return:	•	If the Final Level is greater than the Initial Level, an amount calculated as follows: Upside Participation Rate x Final Level – Initial Level Initial Level
	•	If the Final Level is equal to or less than the Initial Level, the Underlying Return will equal zero.
Initial Level:	The closing level of the Underlying on the Trade Date. In the event that the closing level for the Underlying is not available on the Trade Date, the Initial Level will be determined on the immediately following trading day on which a closing level is available.
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date:	December 26, 2026, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	December 31, 2026, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Event of Default and Acceleration:	In case an event of default (as described in the accompanying prospectus) with respect to any issuance of securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the Calculation Agent and will equal, for each security, the amount to be received on the Maturity Date, calculated as though the date of acceleration were the Valuation Date.
CUSIP:	22551ND86

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying performance supplement dated November 14, 2019, the underlying supplement dated October 15, 2018, the product supplement dated October 4, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part (together with the pricing supplement, the “Offering Documents”). You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Performance Supplement dated November 14, 2019: https://www.sec.gov/Archives/edgar/data/1053092/000089109219012392/e7320_424b3.htm
•	Underlying Supplement dated October 15, 2018: https://www.sec.gov/Archives/edgar/data/1053092/000089109218007515/e2525_424b2.htm
•	Product Supplement No. I–G dated October 4, 2017: https://www.sec.gov/Archives/edgar/data/1053092/000095010317009709/dp81337_424b2-psg.htm
•	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying performance supplement, the underlying supplement, the product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control. In addition, we incorporate by reference into the Offering Documents any future underlying performance supplement for the Credit Suisse US Balanced 5% ER Index that we file with the SEC from the date of this pricing supplement until the offering of the notes is completed. You may access the most recently filed underlying performance supplement by clicking on the following hyperlink: https://notes.credit-suisse.com/api/DocFile/GetLegalDocs?isin=PRM-CSEAUSB5&doctype=FS.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and description of the Underlying and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Hypothetical Redemption Amounts and Automatic Redemption Amounts

The tables and examples below illustrate hypothetical payments upon Automatic Redemption and Redemption Amounts payable at maturity, as applicable, on a $1,000 investment in the securities for a hypothetical range of scenarios. The tables and examples assume an Upside Participation Rate of 150% and that the Automatic Redemption Premiums applicable to the first, second, third, fourth, fifth and sixth Trigger Observation Dates are $50, $100, $150, $200, $250 and $300 respectively. The actual Trigger Levels and Automatic Redemption Premiums will be determined on the Trade Date.

The examples are intended to illustrate hypothetical calculations of the payment upon Automatic Redemption and the Redemption Amount payable at maturity, as applicable, and are provided for illustration purposes only. The actual Automatic Redemption Amounts or the Redemption Amount payable at maturity, as applicable, that a purchaser of the securities will receive will depend on several variables, including, but not limited to (a) whether the closing level of the Underlying is equal to or greater than the Trigger Level on any Trigger Observation Date and (b) the Final Level. It is not possible to predict whether a Trigger Event will occur. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and the examples below have been rounded for ease of analysis.

TABLE 1: The securities are not automatically redeemed.

Percentage Change from the Initial Level to the Final Level	Underlying Return	Redemption Amount per $1,000 Principal Amount of Securities
100%	150%	$2,500
90%	135%	$2,350
80%	120%	$2,200
70%	105%	$2,050
60%	90%	$1,900
50%	75%	$1,750
40%	60%	$1,600
30%	45%	$1,450
20%	30%	$1,300
10%	15%	$1,150
0%	0%	$1,000
−10%	0%	$1,000
−20%	0%	$1,000
−30%	0%	$1,000
−40%	0%	$1,000
−50%	0%	$1,000
−60%	0%	$1,000
−70%	0%	$1,000
−80%	0%	$1,000
−90%	0%	$1,000
−100%	0%	$1,000

TABLE 2: The securities are automatically redeemed.

Trigger Observation Date on which a Trigger Event occurs	Automatic Redemption Premium applicable to the Trigger Observation Date	Cash payment per $1,000 principal amount of securities
First Trigger Observation Date	$50	$1,050
Second Trigger Observation Date	$100	$1,100
Third Trigger Observation Date	$150	$1,150
Fourth Trigger Observation Date	$200	$1,200
Fifth Trigger Observation Date	$250	$1,250
Sixth Trigger Observation Date	$300	$1,300

Example 1:

The securities are not automatically redeemed and level of the Underlying increases by 20% from the Initial Level to the Final Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level is as follows:

Underlying Return	=	Upside Participation Rate x [(Final Level - Initial Level) / Initial Level]
	=	30%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 1.30
	=	$1,300

Because the Final Level is greater than the Initial Level, the Underlying Return is equal to the appreciation in the Underlying from the Initial Level to the Final Level.

Example 2:

The level of the Underlying decreases by 20% from the Initial Level to the Final Level. Because the Final Level is equal to or less than the Initial Level, at maturity you would receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Selected Risk Considerations” section of the accompanying underlying performance supplement, in the “Selected Risk Considerations” section of the accompanying underlying supplement and the “Risk Factors” section of the accompanying product supplement.

There Are Risks Related to the Underlying

Because the securities are linked to the Underlying, the securities are subject to the risks related to the Underlying. These include, without limitation:

•	THE UNDERLYING DOES NOT ATTEMPT TO ACHIEVE A BROAD OR “BALANCED” ASSET CLASS DIVERSIFICATION — “Balanced” is not meant to imply broad or balanced diversification across asset classes leading to risk mitigation. The Underlying does not attempt to achieve a broad asset class diversification, and in some instances may have only equity exposure.
•	THE UNDERLYING HAS LIMITED HISTORY AND MAY PERFORM IN UNEXPECTED WAYS — The Underlying was launched on June 29, 2018. Because the Underlying is of recent origin with limited performance history, an investment linked to the Underlying may involve a greater risk than an investment linked to one or more underlyings with an established record of performance.
•	AN INDEX FEE OF 0.50% PER ANNUM IS DEDUCTED IN THE CALCULATION OF THE UNDERLYING — The index fee will place a drag on the performance of the Underlying, offsetting any appreciation of its portfolio, exacerbating any depreciation of its portfolio and causing the level of the Underlying to decline steadily if the value of its portfolio remains relatively constant. The Underlying will not participate in any appreciation of its portfolio unless it is sufficiently great to offset the negative effects of the index fee, and then only to the extent that the favorable performance of its portfolio is greater than the index fee (and subject to the volatility-targeting feature). As a result of this deduction, the level of the Underlying may decline even if its portfolio appreciates.
•	THE UNDERLYING MAY FAIL TO MAINTAIN ITS VOLATILITY TARGET AND MAY EXPERIENCE LARGE DECLINES AS A RESULT — Because this exposure adjustment is backward-looking based on realized volatility over a prior period, because past volatility may not be predictive of future volatility and because there is a time lag between when volatility occurs and when the Underlying rebalances its portfolio, there may be a time lag before a sudden increase in the volatility of the portfolio of the Component Indices (as defined below) is sufficiently reflected in the exposure to the portfolio of the Component Indices to result in a meaningful reduction in realized volatility.
•	THE VOLATILITY-TARGETING FEATURE MAY CAUSE THE UNDERLYING TO PERFORM POORLY IN TEMPORARY MARKET CRASHES — The Underlying may not meaningfully reduce its exposure to the Underlying’s hypothetical portfolio until a crash has already occurred, and by the time the reduced exposure does take effect, the recovery may have already begun.
•	THE VOLATILITY-TARGETING FEATURE COULD CAUSE THE UNDERLYING TO SIGNIFICANTLY UNDERPERFORM ITS PORTFOLIO IN RISING EQUITY MARKETS — The Underlying will have less than 100% exposure to the Underlying’s hypothetical portfolio at any time when realized volatility of the Underlying’s hypothetical portfolio is greater than the Underlying’s volatility target of 5%.
•	THE UNDERLYING’S VOLATILITY TARGET IS ARBITRARY — The Underlying’s target realized volatility of 5% is one of many volatility targets that CSI could have selected and may not be the optimal target volatility for the Underlying.
•	THE UNDERLYING’S DECAY FACTORS ARE ARBITRARY — The decay factors were chosen arbitrarily by CSI out of many decay factors that CSI could have selected, and may not be the optimal decay factors to use for the Underlying.
•	CALCULATING THE PRELIMINARY WEIGHT OF THE EQUITY INDEX IN THE UNDERLYING’S PORTFOLIO BASED ON THE ARITHMETIC AVERAGE OF THE SHORT-TERM AND LONG-TERM REALIZED VOLATILITIES OF THE EQUITY INDEX IS ARBITRARY — This averaging of short-term realized volatility and long-term realized volatility is arbitrary and may dampen or heighten the calculated realized volatility of the Equity Index compared to other methods of calculating volatility such as implied volatility, which is an estimation of future volatility and may better reflect market volatility expectation.

•	A SIGNIFICANT PORTION OF THE UNDERLYING MAY BE HYPOTHETICALLY ALLOCATED TO NON-REMUNERATING CASH, WHICH MAY DAMPEN RETURNS — At any time when the Underlying has less than 100% exposure to the Underlying’s hypothetical portfolio, a portion of the Underlying (corresponding to the difference between the exposure to the Underlying’s hypothetical portfolio and 100%) will be hypothetically allocated to non-remunerating cash and will not accrue any interest or other return.
•	THE UNDERLYING IS EXPOSED TO RISKS RELATED TO THE COMPONENT INDICES — The Underlying’s performance will be directly affected by the performance of the Component Indices and the risks related to the Component Indices.
•	THE UNDERLYING’S ALLOCATION METHODOLOGY MAY NOT BE SUCCESSFUL IF THE EQUITY INDEX AND THE FIXED INCOME INDICES DECLINE AT THE SAME TIME — If the Equity Index and the Fixed Income Indices tend to decline at the same time—in other words, if they prove to be positively correlated—the Underlying’s allocation methodology will not be successful, and the Underlying may experience significant declines.
•	THE UNDERLYING MAY HAVE SIGNIFICANT EXPOSURE TO THE FIXED INCOME INDICES, WHICH HAVE LIMITED RETURN POTENTIAL AND SIGNIFICANT DOWNSIDE POTENTIAL, PARTICULARLY IN TIMES OF RISING INTEREST RATES — The Fixed Income Indices offer only limited return potential, which in turn limits the return potential of the Underlying.

For information regarding the risks associated with the hypothetical back-tested performance information, see “The Underlying — Back-Tested and Actual Historical Information” in this pricing supplement.

There Are Risks Related to the Component Indices

Because the Underlying’s portfolio will consist of the Equity Index and, in certain circumstances, also of the Fixed Income Indices (the Equity Index and the Fixed Income Indices are herein collectively referred to as the “Component Indices”), the securities are subject to the following risks related to the Component Indices:

•	THE Securities Do Not Offer Direct Exposure to the S&P 500® Index or U.S. Treasury Notes — The Equity Index tracks E-mini S&P 500 futures contracts, not the underlying S&P 500® Index (nor the immediate value of its components), the Fixed Income Indices track the relevant U.S. Treasury note futures contracts, not the underlying U.S. Treasury notes (nor their spot price), and the securities may underperform a similar investment linked to the spot prices or current levels of the assets underlying the futures contracts tracked by the Component Indices.
•	The Level of the Component Indices May be Calculated and Published at Different Times than the Prices of the E-mini S&P 500 Futures Contracts or U.S. Treasury Note Futures Contracts — There could be market developments or other events that cause or exacerbate the difference between the price of the E-mini S&P 500 futures contracts or U.S. Treasury note futures contracts and the level of the Equity Index or the Futures Indices, as relevant.
•	Higher Future Prices of Futures Contracts Relative to Their Current Prices, or “Contango”, May Lead to a Decrease in the Level of the Component Indices and the Amount Payable on the Securities — If the market for futures contracts tracked by the Component Indices is in “contango” (where the prices are higher in the distant delivery months than in the nearer delivery months) or, to the contrary, in “backwardation”, this could create a negative or positive “carry” or “roll yield” when such contracts are “rolled” and could adversely affect the levels of the Component Indices, and, therefore, the amount payable at maturity or upon repurchase and/or the market value of the securities.
•	The Securities Are Subject to Interest Rate Risk — Fluctuations in interest rates could affect the level of the U.S. Treasury Note futures contracts, the levels of the Fixed Income Indices, and, therefore, the amount payable at maturity or upon repurchase and/or the market value of the securities.

•	The Securities Are Subject to Equity Market Risk — Fluctuations in equity market prices could affect the level of the E-mini S&P 500 futures contracts, the level of the Equity Index, and, therefore, the amount payable at maturity or upon repurchase and/or the market value of the securities.

There Are Risks Related to the Underlying and the Component Indices

The following risks relate generally to the Underlying and the Component Indices, which are referred to collectively below as the “indices” and the respective components of the Component Indices as the “index components”.

•	PAST PERFORMANCE OF THE INDICES IS NO GUIDE TO FUTURE PERFORMANCE AND THERE IS NO ASSURANCE THAT THE STRATEGIES ON WHICH THE INDICES ARE BASED WILL BE SUCCESSFUL — We cannot predict the future performance of the indices and there is no assurance that the strategy on which the indices is based will be successful in producing positive returns.
•	THERE CAN BE NO ASSURANCE THAT THE PERFORMANCE OF THE INDICES OVER TIME WILL APPROXIMATE THE RETURN OF THE RELEVANT STRATEGY OR ANY OTHER STRATEGY — The composition of the indices at any time is determined by the allocation methodology, and is not actively managed by the relevant index sponsor. There can be no assurance that the performance of the indices over time will approximate the return of the relevant strategy or any other strategy.
•	YOU WILL NOT HAVE ANY RIGHTS IN ANY U.S. EQUITY FUTURES CONTRACTS OR U.S. TREASURY NOTE FUTURES CONTRACTS TRACKED BY THE INDICES — The securities will be paid in cash, and you will have no right to receive any payment or delivery in respect of any E-mini S&P 500 futures contracts or U.S. Treasury note futures contracts.
•	OWNING THE SECURITIES IS NOT THE SAME AS DIRECTLY OWNING ANY FUTURES CONTRACTS OR SECURITIES DIRECTLY OR INDIRECTLY TRACKED BY THE INDICES — For example, as an investor in the securities, you will not have rights to receive dividends or other distributions or any other rights, including voting rights, with respect to any stocks included in the S&P 500® Index tracked by the E-mini S&P 500 futures, which are, in turn, tracked by the Equity Index.
•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN STOCKS OR FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Stock markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. These circumstances could affect the level of the indices and the market value of the securities.
•	We and Our Affiliates May Have Economic Interests Adverse to Those of the Holders of the Securities — Potential conflicts of interest may exist between our affiliates and you, including with respect to certain determinations and judgments that they must make in determining amounts due to you, either at maturity or upon early redemption of the securities or the composition or methodology of the indices.
•	ADJUSTMENTS TO THE INDICES AND/OR TO THE RESPECTIVE INDEX COMPONENTS COULD ADVERSELY AFFECT THE PERFORMANCE OF THE INDICES — The relevant index sponsor can make methodological changes to the relevant index that could change the level of such index at any time. Any action by the relevant index sponsor could adversely affect the amount payable at maturity or repurchase and/or the market value of the securities.
•	YOU WILL HAVE NO RIGHTS AGAINST THE ENTITIES WITH DISCRETION OVER THE INDICES OR THE RESPECTIVE INDEX COMPONENTS — As an owner of the securities, you will have no rights against the relevant index sponsor or the index calculation agent even though the amount you receive at maturity or upon repurchase of your securities by Credit Suisse will depend on the level of the indices.
•	THE INDICES WILL BE CALCULATED PURSUANT TO A SET OF FIXED RULES AND WILL NOT BE ACTIVELY MANAGED. IF THE INDICES PERFORM POORLY, THE RELEVANT INDEX SPONSOR WILL NOT CHANGE THE RULES IN AN ATTEMPT TO IMPROVE PERFORMANCE — Unlike a mutual fund, which could be actively managed by the fund manager in an attempt to maximize returns in changing market conditions, the index rules will remain unchanged, even if those rules might prove to be ill-suited to future market conditions.

For more information on the Underlying and the risks associated with an investment in securities linked to the Underlying, see “The Underlying” herein, the accompanying underlying performance supplement, “Selected Risk Considerations”, “The Credit Suisse US Balanced 5% ER Index” and “The Futures Indices” in the accompanying underlying supplement.

There Are Risks Related to the Securities

In addition to the risks related to the Underlying, the securities are subject to the following risks:

•	THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount is based on the performance of the Underlying. Even if the Redemption Amount is greater than the principal amount of your securities, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.
•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.
•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.
•	THE PROBABILITY THAT THE UNDERLYING RETURN WILL BE ZERO WILL DEPEND ON THE VOLATILITY OF THE UNDERLYING — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level could be less than the Initial Level, and that you would receive only the principal amount of $1,000 for each $1,000 principal amount of securities. The terms of the securities are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. The volatility of the Underlying can change significantly over the term of the securities. The level of the Underlying could fall sharply and you could receive only the principal amount of $1,000 for each $1,000 principal amount of securities.
•	IF THE SECURITIES ARE AUTOMATICALLY REDEEMED, YOUR RETURN ON THE SECURITIES IS LIMITED TO THE APPLICABLE AUTOMATIC REDEMPTION PREMIUM — If the securities are automatically redeemed, your return on the securities is limited to the Automatic Redemption Premium corresponding to the relevant Automatic Redemption Date, regardless of the performance of the Underlying. The level of the Underlying may increase by significantly more than the percentage represented by the Automatic Redemption Premium corresponding to the relevant Automatic Redemption Date from the Trade Date to the applicable Trigger Observation Date, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the Underlying. Furthermore, if the securities are automatically redeemed on an earlier Automatic Redemption Date, you will receive a lower Automatic Redemption Premium than if the securities were automatically redeemed on a later Automatic Redemption Date.
•	THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK — The securities are subject to a potential Automatic Redemption. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide the same return as the securities.
•	IF THE SECURITIES ARE NOT AUTOMATICALLY REDEEMED, YOUR RETURN ON THE SECURITIES WILL BE BASED SOLELY ON THE UNDERLYING RETURN — If the securities are not automatically redeemed, your return on the securities will be based solely on the Underlying Return and will not include any Automatic Redemption Premium. Even if the Final Level is equal to or greater than any Trigger Level, your return on the securities will reflect a return based on the unleveraged upside performance of the Underlying.

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in instruments related to the Underlying and the Component Indices. We or our affiliates may also trade instruments related to the Underlying and/or the Component Indices from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.
•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.
•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In addition, an affiliate of ours, Credit Suisse International, is the Index Calculation Agent and the Index Sponsor for the Underlying and the index calculation agent for the Equity Index and the Fixed Income Indices, and another affiliate of ours, Credit Suisse Securities (Europe) Limited (“CSSEL”), is the sponsor of the Equity Index and the Fixes Income Indices. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Because our affiliates are initially acting as the index calculation agent and as the sponsor of the Underlying, the Equity Index and the Fixed Income Indices, potential conflicts of interest may exist between our affiliates and you, including, without limitation, with respect to certain determinations and judgments that they must make in determining amounts due to you at maturity or the composition or methodology of the Underlying, the Equity Index and the Fixed Income Indices.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES —The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the securities at issuance and the value of the securities prior to and at maturity may be influenced by factors that impact the value of equity securities, fixed income securities and options in general, such as:
•	the expected and actual volatility of the Underlying;
•	the time to maturity of the securities;
•	market prices of the U.S. Treasury notes on which the futures contracts tracked by the Component Indices are based;
•	the dividend rate on the equity securities indirectly tracked by the Equity Index;
•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;
•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the equity securities or U.S. Treasury note futures contracts tracked, directly or indirectly, by the Component Indices or markets generally and which may affect the level of the Underlying; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in the accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlying

We have derived all disclosure contained in this pricing supplement, the underlying performance supplement and the underlying supplement regarding the Underlying, including, without limitation, its make-up, method of calculation and changes to its components, from information prepared by CSI and from publicly available information. We have derived all disclosure contained in this pricing supplement and the underlying supplement regarding the Equity Index and the Fixed Income Indices, including, without limitation, their respective make-up, method of calculation and changes to their components, from information prepared by CSSEL. Neither we nor any of our affiliates assumes any responsibility for the accuracy or adequacy of any information contained in any public disclosure of information.

Overview

The Underlying is designed to provide exposure to a hypothetical “balanced” portfolio (consisting of the Equity Index and a momentum strategy-driven allocation of the Fixed Income Indices), while targeting a realized daily volatility of 5%. By “balanced” we mean the Underlying’s hypothetical portfolio may, under certain circumstances, include both:

•	equity exposure, in the form of notional E-mini S&P 500 futures contracts tracked by the Credit Suisse US Equity Futures Index (the “Equity Index”); and
•	fixed income exposure, in the form of notional U.S. Treasury note futures contracts tracked by the Credit Suisse 10-Year U.S. Treasury Note Futures Index, alone or together with the Credit Suisse 2-Year U.S. Treasury Note Futures Index (together, the “Fixed Income Indices”).

The Credit Suisse US Balanced Index is meant to represent an unfunded (excess return) exposure allocated to the Equity Index and the Futures Indices. “Balanced” does not imply any risk adjusted diversified asset class allocation or actual balance among asset classes. See “Selected Risk Considerations—There Are Risks Related to the Underlying” herein and “Selected Risk Considerations—Selected Risk Factors Related to the Credit Suisse US Balanced Index—The Credit Suisse US Balanced Index Does Not Attempt to Achieve a Broad or “Balanced” Asset Class Diversification” in the accompanying underlying supplement.

The components of the Equity Index provide notional exposure to E-mini S&P 500 futures, which are futures contracts on the S&P 500® Index that are traded on Chicago Mercantile Exchange. Each E-mini S&P 500 futures contract has a notional value of $50 multiplied by the value of the S&P 500® Index.

Depending on market conditions, the Underlying may allocate exposure to one or both Fixed Income Indices that track the performance of notional long investments in two- and ten-year U.S. Treasury note futures contracts. U.S. Treasury notes are U.S. government debt securities issued by the U.S. Treasury.

The Equity Index and the Fixed Income Indices are described in greater detail in “The Futures Indices” in the accompanying underlying supplement.

The Index Calculation Agent deducts an index fee in the calculation of the Underlying. The index fee is deducted from the daily performance of the Underlying at a rate of 0.50% per annum. The annualized index fee reduces the level of the Underlying.

For additional information on the Underlying, see the accompanying underlying performance supplement and “The Credit Suisse US Balanced 5% ER Index” in the accompanying underlying supplement.

Back-Tested and Actual Historical Information

The following graph sets forth the performance of the Underlying based on the back-tested closing levels of the Underlying from March 20, 1998 through June 29, 2018 and on the actual historical closing levels from June 29, 2018 through November 26, 2019. The vertical line on the graph indicates the inception date of the Underlying.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the securities.

Limitations of Back-Tested Performance Information

The Underlying was launched on June 29, 2018, and, therefore, performance information in the following graph prior to such date has been back-tested. It is important to understand that back-tested performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

•	The Index Sponsor developed the rules of the Underlying with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Underlying’s rules would have caused the Underlying to perform had it existed during the back-tested period. The fact that the Underlying generally appreciated over a given back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Underlying’s methodology.
•	The back-tested performance of the Underlying might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the back-tested performance information are not necessarily representative of the market conditions that will exist in the future.
•	Because the Component Indices were not published during the entire period for which the Index Sponsor has prepared the back-tested performance information, the back-tested closing levels of the Underlying have been calculated by the Index Sponsor based in part on back-tested levels of the Component Indices that were prepared by their respective sponsors.

It is impossible to predict whether the Underlying will rise or fall. The actual future performance of the Underlying may bear no relation to the historical or back-tested levels of the Underlying.

For additional information on the Underlying, see the accompanying underlying performance supplement and “The Credit Suisse US Balanced 5% ER Index” in the accompanying underlying supplement.

The closing level of the Underlying on November 26, 2019 was 231.0732.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.” The discussions below and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code.

In the opinion of our counsel, Latham & Watkins LLP, the securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “Material United States Federal Income Tax Considerations—U.S. Holders—Contingent Payment Debt Instruments,” and the remaining discussion assumes that this treatment of the securities is respected.

If you are a U.S. Holder, you will be required to recognize interest income during the term of the securities at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the securities, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the securities. We are required to construct a “projected payment schedule” in respect of the securities representing a payment the amount and timing of which would produce a yield to maturity on the securities equal to the comparable yield. Assuming you hold the securities until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the securities mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the securities at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the securities prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the securities. Your adjusted tax basis will equal your purchase price for the securities, increased by interest previously included in income on the securities. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the security and as capital loss thereafter.

We will determine the comparable yield for the securities and will provide that comparable yield, and the projected payment schedule, in the final pricing supplement for the securities.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the securities.

A change in the methodology by which the Underlying is calculated, a change in the components of the Underlying (including the weighting of such components) or other similar circumstances resulting in a material change to the Underlying could result in a significant modification of the securities. We believe that a rebalancing of the Underlying generally should not be treated as a significant modification. If, however, a significant modification of the securities did occur, it would generally result in the securities being treated as terminated and reissued for U.S. federal income tax purposes. As a result, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities, and the tax consequences of owning the securities thereafter could be affected. You should consult your tax advisor regarding the treatment of the securities in such an event.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally will not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “Material United States Federal Income Tax Considerations —Non-U.S. Holders Generally” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the securities.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an Internal Revenue Service (the “IRS”) notice, exclude from their scope financial instruments issued prior to January 1, 2021 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

FATCA. You should review the section entitled "Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities" in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying discounts and commissions of up to $45 per $1,000 principal amount of securities. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse